Exhibit 99.1
NEWS RELEASE
RAMBUS AND QIMONDA SIGN AMENDED PATENT LICENSE AGREEMENT
LOS ALTOS, Calif. — July 15, 2008 — Rambus Inc. (NASDAQ:RMBS), one of the world’s premier technology licensing companies specializing in high-speed memory architectures, today announced it has signed an amendment to its current patent license agreement with Qimonda AG, a leading manufacturer of memory products.
This amendment extends the minimum term of the original patent license agreement, but specifies that in the event Infineon ceases to control or otherwise own a majority of Qimonda shares, certain competitors would not accede to the license upon their acquisition of control of Qimonda or a majority of Qimonda shares. The amendment further provides that any such acquirer would generally not acquire the benefit of a release from Rambus for past damages, including past infringement of Rambus’ patent portfolio.
“This amendment paves the way for further cooperation between our two companies,” said Robert Feurle, vice president Business Unit Specialty DRAM of Qimonda AG. “We look forward to collaborating with Rambus to develop state-of-the-art memory products for the high-volume computing and consumer electronics markets.”
“Beyond the patent license, we are working with Qimonda on leadership products, such as the XDR memory architecture,” said Sharon Holt, senior vice president of Worldwide Sales, Licensing, and Marketing at Rambus. “Together, our teams can provide the advanced memory solutions that enrich the experience of end-users worldwide.”
Infineon and Rambus signed the original patent license agreement in March 2005. This patent license agreement was followed by a technology license for the XDR memory architecture signed by Qimonda and Rambus in January 2007.
For more information on Rambus’ patent portfolio, please visit www.rambus.com/patents/.
About Rambus Inc.
Rambus is one of the world’s premier technology licensing companies specializing in the invention and design of high-speed memory architectures. Since its founding in 1990, the Company’s patented innovations, breakthrough technologies and renowned integration expertise have helped industry-leading chip and system companies bring superior products to market. Rambus’ technology and products solve customers’ most complex chip and system-level interface challenges enabling unprecedented performance in computing, communications and consumer electronics applications. Rambus licenses both its world-class patent portfolio as well as its family of leadership and industry-standard interface products. Headquartered in Los Altos, California, Rambus has regional offices in North Carolina, India, Germany, Japan, Korea and Taiwan. Additional information is available at www.rambus.com.
Forward-Looking Statements
This release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 relating to future collaboration between Qimonda and Rambus. Such forward-looking statements are based on current expectations, estimates and projections, management’s beliefs and certain assumptions made by Rambus’ management. Actual results may differ materially. Rambus’ business generally is subject to a number of risks which are described more fully in Rambus’ periodic reports filed with the Securities and Exchange Commission. Rambus undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.
###
Press Contacts:
Linda Ashmore
Rambus Public Relations
(650) 947-5411
lashmorer@rambus.com